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                                                                   Exhibit 10.14

[Execution Copy]

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "AGREEMENT") is made and entered into as of the 2nd day of March, 2006, by and between Hollinger International Inc., a Delaware corporation (the "EMPLOYER"), and Gordon A. Paris (the "EXECUTIVE").

                                    RECITALS

     A. The Employer and the Executive are parties to that certain Employment Agreement, dated as of January 1, 2006, between the Employer and the Executive (the "ORIGINAL AGREEMENT"), and desire to amend and restate the Original Agreement in its entirety to reflect the terms contained herein.

     B. The Employer desires that the Executive continue to provide services for the benefit of the Employer and the Executive desires to accept such continued employment with the Employer.

     C. The Employer and the Executive acknowledge that the Executive is, and will continue to be, a member of the senior management team of the Employer and, as such, has participated in and will participate in implementing the Employer's business plan.

     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

     1. EMPLOYMENT. The Employer shall employ the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment on the following terms and conditions.

     2. DUTIES. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and authority customarily associated with the positions of President and Chief Executive Officer. The Executive shall report to, and follow the direction of, the Board of Directors of the Employer (the "Board"). In addition to, or in lieu of, the foregoing, the Executive also shall perform such other duties as may be assigned to him from time to time by the Board. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer and will use his best efforts to promote the interests of the Employer; provided the Executive shall be entitled to devote time to the business activities of Berenson & Company, outside boards of directors, personal investments, and professional activities to the extent such activities do not unduly interfere with his duties hereunder.

     3. TERM OF EMPLOYMENT. The term of employment under this Agreement shall be one (1) year. The then current one-year term of employment hereunder as of any time is referred to herein as the "CURRENT TERM". The initial term of employment commenced on January 1, 2005 and ended on December 31, 2005, and the term of employment has been renewed for a period of one (1) year

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commencing January 1, 2006. The term of employment shall be renewed for successive periods of one (1) year after the expiration of the then Current Term, unless the Board provides the Executive, or the Executive provides the Board, with written notice to the contrary at least sixty (60) days prior to the end of the then Current Term.

     4. COMPENSATION.

          A. Salary. The Employer shall pay the Executive an annual salary of $900,000, less an amount equal to the annual base salary paid to Executive by Berenson & Company which for 2006 is $25,000 (the "BASE SALARY"), payable in substantially equal installments in accordance with the Employer's payroll policy from time to time in effect. The Executive's salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Base Salary is subject to increase at the discretion of the Board, or a committee thereof acting under delegated authority, as appropriate.

          B. Performance Bonus. The Executive shall be eligible for an annual bonus (the "BONUS OPPORTUNITY") based upon the achievement of calendar year financial performance goals for the Employer and other non-financial and individual performance goals as are established annually by the Board and communicated to the Executive within sixty (60) days of the commencement of such calendar year (the "ANNUAL BONUS PLAN"). Subject to the provisions set forth herein, the Bonus Opportunity shall be (i) one hundred percent (100%) of the Executive's Base Salary (the "TARGET BONUS") provided that the targeted performance goals (the "TARGET GOALS") set forth in the Annual Bonus Plan are achieved, and (ii) up to two hundred percent (200%) of the Executive's Base Salary if the Target Goals are exceeded, as provided in the Annual Bonus Plan. If the Target Goals are not met, the Bonus Opportunity shall be as set forth in the Annual Bonus Plan. Such bonus, if any, will be paid no later than the date which is two and one-half (2-1/2) months following the end of each calendar year during the term hereof, beginning with calendar year 2006. The actual bonus to be paid to the Executive shall be determined by the Board, or by a committee thereof with delegated authority, based upon the criteria set forth in the Annual Bonus Plan.

          C. Long-Term Incentive Plan. The Executive shall be eligible to receive an annual award (the "INCENTIVE AWARD") under the Employer's Long-Term Incentive Plan (the "LTIP") consisting of Deferred Stock Units and a Cash Incentive Award (as such terms are defined in the LTIP), which Incentive Award is targeted at two hundred fifty percent (250%) of the Executive's Base Salary (the "TARGET INCENTIVE OPPORTUNITY"). Fifty percent (50%) of each Incentive Award will be made as an award of Deferred Stock Units and fifty percent (50%) of such Incentive Award will be made as a Cash Incentive Award. The terms of each Incentive Award, including those relating to the vesting and payment thereof, are subject to the terms and conditions of the LTIP, which are incorporated herein by reference, except as otherwise specifically provided herein. The actual Incentive Award to be awarded to the Executive for any year shall be determined by the Board, or by a committee thereof with delegated authority, in its discretion, and may exceed or be lower than the Target Incentive Opportunity. The Employer has awarded the Executive an Incentive Award of $2,250,000 in connection with the amendment and restatement of this Agreement, which Incentive Award supercedes the grant of Restricted Stock Units that was contemplated to have been made on January 1, 2006 under Paragraph 4C of the Original Agreement and under the Deferred Stock Unit Agreement dated as of November 16, 2003, as amended (the "DEFERRED STOCK UNIT AGREEMENT"), between the Company and the Executive. The Company's obligation to issue additional Deferred Stock Units under Section 1


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     of the Deferred Stock Unit Agreement on January 1, 2006 and any date thereafter is hereby terminated.

          D. Other Compensation. The Executive shall be eligible to participate in any and all other incentive compensation programs established by Employer in which Employer's senior executives participate or with respect to which they are eligible. The Board, or a committee thereof with delegated authority, shall determine the amount of any such awards in its sole discretion.

          E. Benefits and Perquisites. The Executive shall be eligible to participate in all benefit plans and programs for which other senior executives of Employer are eligible, and shall be entitled to such perquisites as are available to other senior executives of Employer, and such additional perquisites as may be approved by the Board or the Compensation Committee thereof.

     5. EXPENSES. The Employer shall reimburse the Executive for expenses in accordance with the Employer's policies from time to time in effect.

     6. TERMINATION. The Executive's services shall terminate upon the first to occur of the following events:

          A. At the end of the then Current Term of this Agreement.

          B. Upon the Executive's date of death or the date the Executive is given written notice from the Employer that he has been determined to be disabled. For purposes of this Agreement, the Executive shall be deemed to be "disabled" if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period.

          C. On the date the Employer provides the Executive with written notice that he is being terminated for "cause." For purposes of this Agreement, "cause" means that Executive has: (i) been convicted of (or has pleaded guilty or no contest to) a felony, or (ii) engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties; provided, no act or omission on the Executive's part shall be considered "willful" if conducted in good faith and with a reasonable belief that his conduct was in the best interests of Employer. Notwithstanding the foregoing, the Employer may not terminate the Executive's employment for cause under clause (ii) of this Paragraph 6C unless the Executive is given at least thirty (30) days to cure any such conduct (if capable of cure), and only after the Executive has received a certified copy of a resolution of the Board of Directors terminating his employment for cause and stating specifically the conduct that the Board of Directors believes satisfies the definition of cause.

          D. On the date the Executive terminates his employment for any reason, provided that the Executive shall give the Employer thirty (30) days written notice prior to such date of his intention to terminate this Agreement.

          E. On the date the Employer terminates the Executive's employment for any reason other than in the event of the Executive's death or disability or for cause, provided that the Employer shall give the Executive sixty
     (60) days written notice prior to such date of its intention to terminate this Agreement.

     7. COMPENSATION UPON TERMINATION.


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          A. If the Executive's services are terminated pursuant to any of
     Paragraphs 6B, 6C, or (except as provided in Paragraph 7C) 6D, or the Executive elects to terminate this Agreement at the end of its term pursuant to Paragraph 6A, the Executive shall be entitled to his salary and health and welfare benefits through his final date of active employment, plus any accrued but unused vacation pay. The Executive shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or required under the terms of any death, insurance, or retirement plan, program, or agreement, or any other plan or arrangement, provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

          B. If the Executive's services are terminated by the Employer pursuant to either of Paragraphs 6A or 6E prior to and not in connection with a Change in Control (as defined herein), the Executive shall receive (i) a lump sum equal to (a) his final Base Salary, plus (b) an amount equal to the Executive's Target Bonus on (1) an amount equal to his final Base Salary and (2) all amounts paid to the Executive as Base Salary for the portion of the then Current Term ending on the date of termination of the Executive's services (such date, the "FINAL DATE"), plus (c) any bonus that was earned by the Executive under Paragraph 4B but not paid as of the Final Date, and (ii) continuation of health and welfare benefits for a period ending one year from the Final Date. Upon termination of the Executive's employment pursuant to this Paragraph 7B or as the result of the death or disability of Executive, all unvested cash Incentive Awards shall become immediately vested and payable (if applicable) as and to the extent provided in the LTIP, except that no Cash Incentive Award shall be subject to proration as provided in the LTIP, and all equity-based awards under the LTIP or otherwise shall become immediately fully vested and payable (if applicable). Employer's obligations to pay the amounts and furnish the benefits as provided in this Paragraph 7B shall be conditioned upon receipt by Employer of the Executive's written release of the Employer from all claims for additional severance payments and benefits and otherwise. All payments described in this Paragraph 7B shall be made to Executive in a single lump sum on a date that is not later than ten (10) business days following the date of termination of the Executive's services.

          C. In the event of a Change in Control, and the subsequent termination, within thirty-six (36) months after the Change in Control, of the Executive's employment by Employer without cause or by the Executive for Good Reason (as defined herein), the Executive shall be entitled to his salary and health and welfare benefits through the Final Date, plus any accrued but unused vacation pay, plus an amount equal to the Executive's Target Bonus on his salary through the Final Date, plus the amount of any annual bonus that has been awarded to the Executive with respect to a prior calendar year but which has not yet been paid to the Executive as of the Final Date. In addition, the Executive shall receive (i) a lump sum amount equal to (a) the Executive's final Base Salary, plus (b) the higher of the Executive's Target Bonus or the highest annual bonus actually received by the Executive during the two most recent years; and (ii) continuation of the Executive's health and welfare benefits for a period ending one year after the end of the then Current Term. In addition, upon a Change in Control, all unvested cash Incentive Awards shall become immediately vested and payable (if applicable) as and to the extent provided in the LTIP, and all equity-based awards and grants previously made to the Executive under the LTIP or otherwise shall become immediately fully vested and payable (if applicable). All payments described in this Paragraph 7C shall be made to Executive in a single lump sum on a date that is not later than ten (10) business days following the date of termination of the Executive's services. For purposes of this Paragraph 7C, "GOOD REASON" for termination of the Executive's employment by the Executive shall exist if a Change of Control has occurred and, at any time during the thirty-six (36) months thereafter, any of the following has also occurred: the


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     Executive's title, authority, or principal duties are reduced, diminished, or eliminated; the Executive's base salary is reduced; the Executive's benefits are diminished; the Executive's principal place of employment is relocated more than thirty-five (35) road miles from its then-current location; or the Executive's Bonus Opportunity or Target Incentive Opportunity is reduced. For purposes of this Paragraph 7C, a "CHANGE IN CONTROL" shall be deemed to have occurred upon:

          (1) the acquisition after the date of this Agreement by any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (excluding for this purpose, (i) the Employer or any subsidiary of the Employer or (ii) any employee benefit plan of the Employer or of any subsidiary of the Employer or any person or entity organized, appointed or established by the Employer for or pursuant to the terms of any such plan which acquires after the date of this Agreement beneficial ownership of voting securities of the Employer, or (iii) RSM Richter Inc. ("RICHTER"), in its capacity (but solely in its capacity) as (x) interim receiver, receiver and manager of the assets, undertakings and properties of Ravelston Corporation Limited ("RCL") and Ravelston Management Inc. ("RMI") pursuant to the Receivership Order of the Ontario Superior Court of Justice dated April 20, 2005, and (y) monitor of RCL and RMI pursuant to the CCAA Initial Order of the Ontario Superior Court of Justice dated April 20, 2005 (Richter, in its capacities as interim receiver, receiver, manager and monitor pursuant to the foregoing orders of the Ontario Superior Court of Justice, is referred to as the "RECEIVER"), and any Person which as of April 20, 2005 was a direct or indirect subsidiary of RCL or RMI (a "RAVELSTON SUBSIDIARY"); provided, that each such Ravelston Subsidiary shall only be deemed to be covered by this clause (iii) for so long as
          (A) it is and remains a Ravelston Subsidiary, (B) Richter remains Receiver, and (C) Richter, in its capacity as Receiver, beneficially owns no more voting securities of Employer than were beneficially owned by RCL and RMI on April 20, 2005) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Employer; or

          (2) Richard R. Burt, Henry A. Kissinger, Shmuel Meitar, Gordon A. Paris, Graham W. Savage, Raymond G.H. Seitz, James R. Thompson (collectively, "INCUMBENT DIRECTORS") and any new directors whose election by the Board of Directors or nomination by the Board of Directors for election by the Employer's stockholders was approved by a vote of a least two-thirds (2/3) of the directors then still in office who either are Incumbent Directors or whose election or nomination for election was previously so approved (such new directors being referred to as "SUCCESSOR INCUMBENT DIRECTORS") ceasing for any reason to constitute at least a majority of the Board of Directors;

          (3) the adoption, enactment or effectiveness of any action (including, without limitation, by resolution or by amendment to the Employer's charter or bylaws) that materially limits or diminishes the power or authority of the Employer's board of directors or any committee thereof, if such action has not been approved by a vote of a least two-thirds (2/3) of the directors then still in office who either are Incumbent Directors or Successor Incumbent Directors; or


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          (4) the consummation of, or the execution of a definitive agreement the consummation of which would result in, a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Employer (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Employer immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Employer, or all or substantially all of the Employer's assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Employer; or

          (5) the consummation of a complete liquidation or dissolution of the Employer.

          D. If the Executive is subject to a tax pursuant to Section 4999 of the Code, or any successor provision that may be in effect, as a result of "parachute payments" (as that term is defined in Section 280G(b)(2)(A) and (d)(3) of the Code) made by the Employer to the Executive, the Employer shall pay to the Executive, in advance, all sums necessary to pay any such tax, plus an amount necessary to gross-up such payments for income and employment taxes relating to such payments and such gross-up payments, plus any penalties and interest on such taxes (to the extent caused by the Employer).

     8. CONFIDENTIAL INFORMATION. The Executive acknowledges that the Confidential Information (as defined herein) obtained by him concerning the business and affairs of the Employer and its affiliates and its and their predecessors during the course of his performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Employer and its affiliates. Therefore, the Executive agrees that he will not at any time (whether during or after his employment period) disclose to any unauthorized person or, directly or indirectly, use for his own account, any Confidential Information without the Board of Directors' consent. The Executive agrees to deliver to the Employer at the termination of his employment, or at any other time the Employer may request in writing (whether during or after his employment period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Employer and its affiliates and its and their predecessors which he may then possess or have under his control and which contain Confidential Information. As used herein, "CONFIDENTIAL INFORMATION" means information or materials of a confidential or proprietary nature and includes, but is not limited to, (a) matters of a technical nature, such as trade secrets, methods, data and know-how, inventions, designs, machines, computer programs or printouts, and documentation and similar items or research projects, and (b) matters of a business nature, such as information about past, present, or future company performance, correspondence, notes, reports, files, financial information, sales figures and projections, budgets, marketing plans, price lists, strategies, and lists of actual or potential customers, partners, or investors. Notwithstanding the foregoing, Confidential Information shall not include information that is generally ascertainable from public or published information or trade sources.

     9. NONCOMPETITION AND NONSOLICITATION OF EMPLOYEES.

          A. The Executive covenants and agrees that, during the Executive's employment with the Employer and for the period of one (1) year after the effective date of the Executive's


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     termination for whatever reason (the "RESTRICTED TERM"), he will not (a) be employed in an executive or managerial capacity by, or (b) provide whether as an employee, independent contractor, consultant, or otherwise, any services of an executive or managerial nature or any services similar to those provided by the Executive to the Employer during the Executive's employment with the Employer to, any company or entity engaged in the production or sale of newspapers or news magazines in any market which is served by the Employer or which the Employer is actively preparing to serve at the time of the Executive's termination of employment. The Executive acknowledges that the restrictions contained in this Paragraph 9A are necessary to protect the Employer's legitimate interests in its Confidential Information and customer relationships.

          B. Nonsolicitation of Employees. The Executive covenants and agrees that during the Executive's employment with the Employer and the Restricted Term, other than in the proper performance of the Executive's duties while employed by the Employer, the Executive will not employ, retain, solicit, attempt to solicit, knowingly assist in the employment or retention of, or seek to influence or induce to leave the Employer's employment or service any individual who is employed or retained as an independent contractor by the Employer at such time or who was employed or retained as an independent contractor by the Employer at any time during the three (3) month period prior to the Executive's date of termination. The Executive acknowledges that the restrictions contained in this Paragraph 9B are necessary to protect the Employer's legitimate interests in its Confidential Information, customer relationships, and employee relationships.

          C. Injunctive Relief. The Executive acknowledges and agrees that any breach or threatened breach by the Executive of Paragraphs 8 and 9 of this Agreement will cause irreparable harm and continuing damages to the Employer and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other remedies that may be available to the Employer at law or in equity in such event, the Employer shall be entitled to seek and obtain, from any court of competent jurisdiction, an injunction or injunctions, without bond or other security and without having to show that money damages will be inadequate or impossible to determine and without proving special damages or irreparable injury, enjoining and restricting the breach or threatened breach. If the Employer succeeds in securing any such relief, the Executive will pay all of the costs and expenses, including reasonable attorneys' fees, that the Employer incurs in obtaining such relief.

     10. NOTICES. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered, or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.

     11. WAIVER OF BREACH. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent


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breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

     12. ASSIGNMENT. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Employer. Employer covenants and agrees that it will secure the assumption by or the agreement of any successor or assignee of this Agreement to the terms hereof.

     13. ENTIRE AGREEMENT. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof; provided, however, that this Agreement does not supersede any stock option or other equity grants provided to the Executive under the terms of any stock option or long-term incentive program or agreement. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

     14. HEADINGS. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

     15. EXECUTION OF AGREEMENT. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

     16. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions.

     17. LITIGATION EXPENSES. In the event the Executive brings an action seeking to enforce his rights under this Agreement, the Employer will pay, on a regular and current basis, all of the Executive's legal fees and expenses incurred in connection with such action. The Executive will be obligated to return all amounts so advanced only in the event of a final judgment or arbitration determination denying in full the Executive's requested relief.

     18. INDEMNIFICATION. During and after the term hereof, the Executive shall be entitled to indemnification by Employer from and against any loss, cost or expense incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was the President and Chief Executive Officer of Employer to the fullest extent permitted under applicable law. The Executive shall be entitled to advancement of expenses to the fullest extent permitted under applicable law.


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     19. CERTAIN WAIVERS. The Executive hereby waives and disclaims any claim that the appointment of Richter as (i) interim receiver, receiver and manager of the assets, undertakings and properties of RCL and RMI pursuant to the Receivership Order of the Ontario Superior Court of Justice dated April 20, 2005, and (ii) monitor of RCL and RMI pursuant to the CCAA Initial Order of the Ontario Superior Court of Justice dated April 20, 2005, constitutes a Change in Control for purposes of this Agreement. The Executive covenants and agrees that he will not bring, assert or maintain any claim that the appointment of Richter as receiver and monitor or RCL and RMI as described above constitutes a Change in Control for purposes of the Employment Agreement.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

HOLLINGER INTERNATIONAL INC.
a Delaware corporation


By:
    ---------------------------------   ----------------------------------------
Its:                                    Gordon A. Paris
     --------------------------------

Amended and Restated Employment Agreement